Exhibit 10.2

Vivint Solar, Inc.

3301 North Thanksgiving Way

Suite 500

Lehi, UT 84043

May 2, 2016

Mr. David Bywater

Re: Interim CEO Appointment

Mr. Bywater:

On behalf of Vivint Solar, Inc. (the “Company”), I am pleased to offer you the position of interim chief executive officer (“Interim CEO”) of the Company on the terms set forth in this letter agreement (the “Agreement”).

Position:	You will serve as the Interim CEO, reporting to the Company’s Board of Directors (the “Board”).
Term:

Your employment under this Agreement will commence as of May 2, 2016 (the “Start Date”) and will continue until the earliest to occur of: (i) the date on which the Board approves a successor Chief Executive Officer of the Company, (ii) the first anniversary of your Start Date, and (iii) your resignation from this position or the termination of your employment by the Board (the “Interim Period”).  Your employment is terminable by you or the Company at any time (for any reason or for no reason).

Compensation:

Your monthly base salary shall be $44,204, subject to increase (but not decrease) as may be approved by the Compensation Committee of the Board (the “Compensation Committee”) from time to time.  Your base salary will be payable in accordance with the Company’s regular payroll practices.

You will receive a sign-on bonus in an amount equal to $150,000 (the “Sign-on Bonus”), payable within 30 days of the Start Date.  If you resign from the position of Interim CEO prior to the earlier to occur of (i) the date on which the Board notifies you that it has appointed a successor Chief Executive Officer of the Company and (ii) the first anniversary of your Start Date, the Sign-On Bonus must be repaid to the Company in full.  During the Interim Period, you will not be eligible to participate in the Company’s annual cash incentive program.

Equity Incentive Award:

In connection with your appointment as Interim CEO, effective as of the Start Date, the Company will award you an option to purchase 1,000,000 shares of common stock of the Company (the “Option”) under its 2014 Equity Incentive Plan (as amended from time to time).  The exercise price per share under the Option will be the closing price per share of the Company’s common stock on the Start Date.  The Option shall vest on earlier to occur of (i) the date on which the Board notifies you that it has appointed a successor Chief Executive Officer of the Company and (ii) the first anniversary of your Start Date, as long as you do not resign from the position of Interim CEO prior to such date, but will only become exercisable beginning on May 2, 2017.  The Option shall remain outstanding and exercisable until the tenth anniversary of the Start Date.  The Option shall otherwise be subject to the terms of an award agreement that you will be required to execute in connection with such grant (which, other than as set forth above, shall be consistent with the Company’s standard form of award agreement).

Employee Benefits:

Due to your temporary employee status, you will not be eligible for the Company’s standard employee benefits, including but not limited to: health coverage, paid vacation, sick leave, other insurance coverage, and bonuses or incentive compensation.  However, you will be eligible for certain minimum benefits required by law, such as workers’ compensation insurance coverage and Social Security.  The Company will reimburse you for any costs to maintain health coverage (and similar coverage) under the insurance plans of your current employer.

Vivint Solar, Inc. Policies and Employment Conditions:

You agree to review the Company’s employee handbook, and you agree to thoroughly familiarize yourself with the policies contained in the handbook and other corporate policies of the Company and to abide by them.  Additionally, from time to time, the Company may adopt new policies or make important changes to existing policies and will communicate information about its policies to you by way of electronic mail notification, the Company intranet or otherwise, and you agree to thoroughly review such policy communications and to abide by them.  The Company may modify salaries, bonuses and benefits from time to time.

Withholdings and Taxes:	All forms of compensation referred to in this agreement are subject to reduction to reflect applicable withholdings and payroll taxes.

Employment Relationship:

Your employment with the Company is for no specific period of time and continues to be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without notice or cause.  Any contrary representations that may have been made to you are superseded by this agreement.  This is the full and complete agreement between you and the Company on this term.  Although your job, duties, compensation and benefits may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and by the Chief Legal Officer of the Company.

In addition, as a condition of employment with the Company, you will be required to sign the Company’s standard At-Will Employment Agreement, attached hereto as Exhibit A, which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information.  Also, in the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, and (ii) you are waiving any and all rights to a jury trial.

Miscellaneous:

This Agreement shall forth the terms of your employment with the Company and supersede and replace any prior understandings or agreements, whether oral or written, express or implied, related to the subject matter hereof (excluding, for the avoidance of doubt, any agreement entered into with 313 Acquisition LLC or APX Group, Inc.).  This agreement is entered into without reliance upon any promise, warranty or representation, written or oral, express or implied, other than those expressly contained herein, and it supersedes any other such promises, warranties, representations or agreements.  It may not he amended or modified except by a written instrument signed by you and the Chief Legal Officer of the Company.  If any provision of this agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this agreement, which will remain in full force and effect.  This agreement will be construed and interpreted in accordance with the laws of the State of Utah, without reference to the choice of law provisions thereof.

We have a dynamic organization and look forward to work with you both to strengthen the Company and rise to meet the challenges ahead.  Please sign this letter and the At-Will Employment Agreement (Exhibit A) where indicated and return the same to us promptly.

Sincerely,

Vivint Solar, Inc.

/s/ Shawn Lindquist

By: Shawn Lindquist

Its: EVP

Agreed and accepted this 2nd day of May, 2016:

/s/ David Bywater

David Bywater